Exhibit 10.10

ADDENDUM TO SUBORDINATION AGREEMENT

This Addendum to Subordination Agreement (the “Addendum”) made and entered into as of September 6, 2006, is an Addendum to that certain Subordination Agreement dated as of August 31, 2006, by and among Steve Kircher, (the “Subordinated Creditor”), Welund Fund, Inc., a Nevada Corporation (the “Senior Creditor”) and Solar Power, Inc., a California corporation, (the “Borrower”).

Recitals

WHEREAS, pursuant to the Subordination Agreement, Subordinated Creditor agreed to subordinate the Subordinated Indebtedness (as defined in the Subordination Agreement) of the Borrower owed to the Subordinated Creditor in favor Senior Creditor’s loan to the Borrower in the original principal amount of $150,000, the “Senior Indebtedness” as defined in the Subordination Agreement. The Borrower has entered into an additional loan transaction with the Senior Creditor as evidenced by that certain Unsecured Promissory Note of even date herewith in the principal amount of $50,000. As a condition to extending to Borrower this additional credit, Senior Creditor requires the execution of this Addendum by Subordinated Creditor to acknowledge and agree that the definition of “Senior Indebtedness” in the Subordination Agreement includes the amount owned by Borrower under this additional financing.

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Subordination Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Miscellaneous. For all purposes of this Addendum, except as otherwise expressly provided or unless the context otherwise requires, (a) unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them by the Subordination Agreement, (b) the capitalized expressly defined in this Addendum have the meanings assigned to them in this Addendum and include (i) all genders and (ii) the plural as well as the singular, (c) all references to words such as “herein”, “hereof” and the like shall refer to this Addendum as a whole and not to any particular article or section within this Addendum, (d) the term “include” and all variations thereon shall mean “include without limitation”, and (e) the term “or” shall include “and/or”.

2.    Acknowledgement by Subordinated Creditor. The Subordinated Creditor hereby acknowledges and agrees that the definition of “Senior Indebtedness” includes the additional financing in the principal amount of $50,000.

3.    No Other Changes. Except as expressly modified or amended in this Addendum, all of the terms, covenants, provisions, agreements and conditions of the Letter of Intent are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect.

4.    Counterparts. This Addendum may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

5.    Governing Law. This Addendum shall be governed by and construed in accordance with the law of the State of California.

This Addendum has been duly executed under seal by the parties hereto as of the day and year first above written.

SUBORDINATED CREDITOR:

/s/ Stephen Kircher
Stephen Kircher

SENIOR CREDITOR:

Welund Fund Inc.

By: /s/ Steven P. Strasser
Steven P. Strasser, President

BORROWER:

Solar Power, Inc.

By: /s/ Glenn Carnahan
Glenn Carnahan,
Chief Financial Officer